EXHIBIT 99

Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON Semiconductor Commences Exchange Offer

PHOENIX, Ariz. – Jan. 29, 2003 – ON Semiconductor (Nasdaq: ONNN) today announced that it and its wholly-owned subsidiary, Semiconductor Components Industries, LLC, have commenced an offer to exchange $300 million aggregate principal amount of their registered 12% senior secured notes due 2008 for any and all outstanding unregistered 12% senior secured notes due 2008.

A written prospectus providing the terms of this exchange offer may be obtained through the exchange agent, Wells Fargo Bank Minnesota, National Association, Corporate Trust Department, at 213 Court Street, Suite 703, Middletown, Connecticut 06457. This exchange offer, which was commenced on January 29, 2003, expires at 5:00 p.m. (EST) on February 28, 2003.

About ON Semiconductor
ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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